                                                                   Exhibit 12.01


                             K & F INDUSTRIES, INC.
              STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                         Year Ended December 31,
                                      2001          2000          1999          1998          1997
                                    --------      --------      --------      --------      --------
Income before income taxes          $ 63,431      $ 78,891      $ 61,784      $ 45,104      $ 20,868


Fixed Charges (b) (1)               $ 34,348        38,182        42,674        46,989        36,574


Less: capitalized interest                 0             0             0             0          (175)


                                    --------      --------      --------      --------      --------
Earnings (a) (2)                    $ 97,779      $117,073      $104,458      $ 92,093      $ 57,267

                                    ========      ========      ========      ========      ========
Ratio of earnings available to
   cover fixed charges
   (2) / (1)                            2.85          3.07          2.45          1.96          1.57



Note (a) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest).

Note (b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).